Exhibit 99.1

Hexion Specialty Chemicals, Inc. 180 East Broad Street Columbus, OH 43215 hexion.com	NEWS RELEASE

For Immediate Release

HEXION SPECIALTY CHEMICALS, INC. ANNOUNCES EXPIRATION AND

FINAL RESULTS OF THE PREVIOUSLY ANNOUNCED

MODIFIED DUTCH AUCTION TENDER OFFER FOR DEBENTURES

COLUMBUS, OHIO – (June 9, 2009) – Hexion Specialty Chemicals, Inc. (“Hexion”) announced today the expiration and final results of its previously announced cash tender offer (the “Tender Offer”) to purchase its outstanding 8.375% Debentures due 2016 (CUSIP No. 099599AE2) (the “8.375% Debentures”), 9.200% Debentures due 2021 (CUSIP No. 099599AH5) (the “9.200% Debentures”), and 7.875% Debentures due 2023 (CUSIP No. 099599AJ1) (the “7.875% Debentures” and, together with the 8.375% Debentures and the 9.200% Debentures, the “Notes”), up to the maximum aggregate principal amount that Hexion can purchase for $20,000,000.

The Tender Offer expired and the early participation date for the Tender Offer occurred at midnight, New York City time, on June 8, 2009. Hexion has accepted for purchase all of the Notes validly tendered (and not validly withdrawn) in the Tender Offer. The aggregate principal amount of the 8.375% Debentures validly tendered (and not validly withdrawn) pursuant to the Tender Offer was $5,031,000, representing approximately 6.49% of outstanding 8.375% Debentures. The total consideration payable per $1,000 principal amount of 8.375% Debentures is $280.00 (plus accrued but unpaid interest as described below). The aggregate principal amount of the 9.200% Debentures validly tendered (and not validly withdrawn) pursuant to the Tender Offer was $5,289,000, representing approximately 4.98% of outstanding 9.200% Debentures. The total consideration payable per $1,000 principal amount of 9.200% Debentures is $280.00 (plus accrued but unpaid interest as described below). The aggregate principal amount of the 7.875% Debentures validly tendered (and not validly withdrawn) pursuant to the Tender Offer was $10,775,000, representing approximately 4.64% of outstanding 7.875% Debentures. The total consideration payable per $1,000 principal amount of 7.875% Debentures is $280.00 (plus accrued but unpaid interest as described below).

On the settlement date, expected to be June 12, 2009, Hexion will pay to The Depository Trust Company the total consideration payable to holders in the Tender Offer, and Global Bondholder Services Corporation, the depositary for the Tender Offer, will irrevocably instruct The Depository Trust Company to pay to the validly tendering holders the total tender offer consideration, including accrued but unpaid interest on the accepted Notes from the last applicable interest payment date to, but not including, the actual date of purchase.

Additional Information

Citi acted as the dealer manager for the Tender Offer. Global Bondholder Services Corporation is the Information Agent and Depositary for the Tender Offer. Questions regarding the Tender Offer should be directed to Citi at (800) 558-3745 (toll-free) or (212) 723-6106 (collect). Requests for documentation should be directed to Global Bondholder Services Corporation at (212) 430-3774 (for banks and brokers only) or (866) 873-7700 (for all others toll-free). This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any Notes. The Tender Offer was made solely pursuant to the applicable Offer to Purchase and related documents. The Tender Offer was not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws required the Tender Offer to be made by a licensed broker or dealer, the Tender Offer was deemed to be made on behalf of Hexion by the dealer manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2008 Annual Report on Form 10-K, and our other filings, with the Securities and Exchange Commission (SEC). Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as the current credit crises and economic downturn and their related impact on liquidity and an interruption in the supply of or increased pricing of raw materials due to natural disasters; competitive factors such as pricing actions by our competitors that could affect our operating margins; and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our 2008 Annual Report on Form 10-K, and our other filings, with the SEC.

About the Company

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Contacts

Investors:

John Kompa, +1 614 225 2223

Director, Investor Relations

john.kompa@hexion.com

Media:

Peter F. Loscocco, +1 614 225 4127

Vice President, Public Affairs

peter.loscocco@hexion.com

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